Q3 News Release

Calgary, November 2, 2018	Exhibit 99.1

Imperial earns $749 million in the third quarter of 2018

•	$1.2 billion cash generated from operations; strong performance across all business lines

•	Record gross production at Kearl of 244,000 barrels per day; 202,000 barrels per day year-to-date

•	Nearly $600 million returned to shareholders through dividends and share purchases

	Third quarter			Nine months
millions of Canadian dollars, unless noted	2018	2017	%	2018	2017	%
Net income (loss) (U.S. GAAP)	749	371	102	1,461	627	133
Net income (loss) per common share, assuming dilution (dollars)	0.94	0.44	114	1.79	0.74	142
Capital and exploration expenditures	376	159	136	934	455	105

Estimated net income in the third quarter of 2018 was $749 million, an increase of $378 million compared with the net income of $371 million in the same period of 2017.

Imperial’s focus on reliability led to record gross production at Kearl of 244,000 barrels per day in the quarter, 20 percent, or 41,000 barrels per day, higher than the previous record. The strong performance increased year-to-date production to 202,000 barrels per day. With overall upstream production of 393,000 gross oil-equivalent barrels per day, up slightly from 2017, upstream earnings were $222 million, the highest level in four years.

The downstream continued to deliver strong results with quarterly earnings of $502 million. Refining throughput averaged 388,000 barrels per day and petroleum product sales averaged 516,000 barrels per day, the highest quarterly sales in nearly 30 years.

“Our refining network, access to logistics and ability to process price-advantaged crudes, both heavy and increasingly light, have been key factors in downstream performance year-to-date,” said Rich Kruger, chairman, president and chief executive officer. “Looking ahead, in the current challenging upstream price environment, we are uniquely positioned to benefit from widening light crude differentials.”

In terms of future growth potential, regulatory approvals for the Aspen in-situ project and Cold Lake expansion project were recently received. Both projects would utilize solvent-assisted, steam-assisted gravity drainage (SA-SAGD) technology to recover the bitumen resource. The regulatory approvals would support bitumen production of up to 150,000 barrels per day for the Aspen project and up to 50,000 barrels per day for the Cold Lake expansion project. The regulatory approvals are currently being reviewed. No final investment decisions have been made at this time.

Continuing with Imperial’s long standing commitment, nearly $600 million was returned to shareholders through dividends and share purchases in the quarter. During the first nine months of 2018, about $2 billion was returned to shareholders.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Third quarter highlights

•

Net income of $749 million or $0.94 per share on a diluted basis, an increase of $378 million compared to net income of $371 million or $0.44 per share in the third quarter of 2017. Third quarter results for 2018 include a non-cash impairment charge of $33 million ($0.04 per share) associated with the Government of Ontario’s revocation of its carbon emission cap and trade regulation.

•	Cash generated from operating activities was $1,207 million, the highest in four years, up from $837 million in the third quarter of 2017 and $859 million in the second quarter of 2018.

•

Capital and exploration expenditures totalled $376 million, compared with $159 million in the third quarter of 2017. Spending in the quarter has focused on sustaining capital and previously announced projects. Total capital expenditures for the year are anticipated to be between $1.3 billion and $1.4 billion.

•	Dividends paid and share purchases totalled $573 million in the third quarter of 2018, including the purchase of approximately 10 million shares at a cost of $418 million.

•	Production averaged 393,000 gross oil-equivalent barrels per day, up from 390,000 barrels per day in the same period of 2017 and up from 336,000 barrels per day in the second quarter of 2018.

•

Cold Lake bitumen production averaged 150,000 barrels per day, compared to 163,000 barrels per day in the same period of 2017. Third quarter Cold Lake production increased from 133,000 barrels per day in the second quarter of 2018 and is expected to continue to increase in the fourth quarter.

•

Gross production of Kearl bitumen averaged a record of 244,000 barrels per day in the quarter (173,000 barrels Imperial’s share), up from 182,000 barrels per day (129,000 barrels Imperial’s share) in the same period of 2017. Planned turnaround activity on one of the two plants impacted gross production in the quarter by about 14,000 barrels per day. The turnaround began in late-September and was completed in mid-October. Gross production from Kearl through the first nine months of 2018 increased to an average of 202,000 barrels per day.

•

The company’s share of gross production from Syncrude averaged 45,000 barrels per day, compared to 74,000 barrels per day in the same period of 2017. Production in the quarter was impacted by the June 20 site-wide power disruption which resulted in a shutdown of all processing units. Production was progressively restored throughout the quarter and all cokers were back on-line by mid-September.

•

Refinery throughput averaged 388,000 barrels per day, up from 385,000 barrels per day in the third quarter of 2017. Capacity utilization was 92 percent, up from 91 percent in the third quarter of 2017.

•

Petroleum product sales were 516,000 barrels per day, the highest in nearly 30 years, up from 500,000 barrels per day in the third quarter of 2017 and 510,000 barrels per day in the second quarter of 2018.

•

Chemical earnings were $69 million, up from $52 million in the same period of 2017. Strong polyethylene pricing and advantaged feedstocks resulted in best-ever earnings through the first nine months of the year of $220 million.

•

Norman Wells resumed shipping in September and production in October, following the return to service of its export pipeline. In December 2016, Enbridge proactively suspended shipments on Line 21 as a precautionary measure to ensure integrity at a river crossing. Following a lengthy regulatory process, the replacement of a two-kilometre section of the 870-kilometre pipeline was completed in September 2018. Production is expected to ramp-up in the months ahead to around 10,000 barrels per day, consistent with rates prior to the shutdown.

•

Regulatory approvals for the Aspen in-situ project and the Cold Lake expansion project were recently received from the Alberta Energy Regulator. Both projects would utilize solvent-assisted, steam-assisted gravity drainage technology to recover the bitumen resource. The regulatory approvals would support bitumen production of up to 150,000 barrels per day for the Aspen project and up to 50,000 barrels per day for the Cold Lake expansion project. The regulatory approvals are currently being reviewed. No final investment decisions have been made at this time.

•

Imperial announced its commitment to a 10 percent reduction in greenhouse gas emissions intensity in its oil sands operations by 2023. The application of next-generation oil recovery technology at Cold Lake, improvements in reliability at Kearl and continuous improvements in energy efficiency are expected to be key drivers behind the reductions.

•

PC Optimum points now available at over 2,000 Esso and Mobil stations across the country. The program provides value to our customers, giving them the ability to earn points across their most common everyday purchases which now includes fuel in addition to grocery and pharmacy. Customer response to the program launch at Esso stations has been strong with over 15 percent more volume receiving a loyalty benefit when compared to the same period last year. Imperial is the exclusive fuel partner of this loyalty program.

IMPERIAL OIL LIMITED

Third quarter 2018 vs. third quarter 2017

The company’s net income for the third quarter of 2018 was $749 million or $0.94 per share on a diluted basis, an increase of $378 million compared to the net income of $371 million or $0.44 per share, for the same period 2017. Third quarter results for 2018 include a non-cash impairment charge of $33 million ($0.04 per share) associated with the Government of Ontario’s revocation of its carbon emission cap and trade regulation.

Upstream net income was $222 million in the third quarter, up $160 million from the same period of 2017. Improved results reflect the impact of higher Canadian crude oil realizations of about $320 million and higher Kearl volumes of $120 million, partially offset by lower Syncrude volumes of about $150 million and higher operating expenses of about $70 million.

West Texas Intermediate (WTI) averaged US$69.43 per barrel in the third quarter of 2018, up from US$48.23 per barrel in the same quarter of 2017. Western Canada Select (WCS) averaged US$47.49 per barrel and US$38.29 per barrel respectively for the same periods. The WTI / WCS differential widened to approximately US$22 per barrel in the third quarter of 2018, from around US$10 per barrel in the same period of 2017.

The Canadian dollar averaged US$0.76 in the third quarter of 2018, a decrease of US$0.04 from the third quarter of 2017.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes increased generally in line with the North American benchmarks, adjusted for changes in exchange rates and transportation costs. Bitumen realizations averaged $50.42 per barrel for the third quarter of 2018, an increase of $11.40 per barrel versus the third quarter of 2017. Synthetic crude realizations averaged $89.70 per barrel, an increase of $28.56 per barrel for the same period of 2017.

Gross production of Cold Lake bitumen averaged 150,000 barrels per day in the third quarter, compared to 163,000 barrels per day in the same period last year. Lower volumes were primarily due to production timing associated with steam management.

Gross production of Kearl bitumen averaged 244,000 barrels per day in the third quarter (173,000 barrels Imperial’s share), up from 182,000 barrels per day (129,000 barrels Imperial’s share) during the third quarter of 2017. Higher production was mainly the result of improved operational reliability associated with ore preparation, enhanced piping durability and feed management, partially offset by planned turnaround activity.

The company’s share of gross production from Syncrude averaged 45,000 barrels per day, compared to 74,000 barrels per day in the third quarter of 2017. Lower production was due to a site-wide power disruption that occurred on June 20, 2018, resulting in a complete shutdown of all processing units. Production was progressively restored throughout the quarter and all cokers were back on-line by mid-September.

Downstream net income was $502 million in the third quarter, up $210 million from the third quarter of 2017. Earnings increased mainly due to stronger margins of about $220 million, partially offset by a non-cash impairment charge of $33 million associated with the Government of Ontario’s revocation of its carbon emission cap and trade regulation.

Refinery throughput averaged 388,000 barrels per day, up from 385,000 barrels per day in the third quarter of 2017. Capacity utilization increased to 92 percent from 91 percent in the third quarter of 2017.

Petroleum product sales were 516,000 barrels per day, up from 500,000 barrels per day in the third quarter of 2017. Sales growth continues to be driven by optimization across the full downstream value chain, and the expansion of Imperial’s logistic capabilities.

Chemical net income was $69 million in the third quarter, up $17 million from the same quarter of 2017, reflecting strong polyethylene pricing and advantaged feedstocks.

Corporate and other expenses were $44 million in the third quarter, compared to $35 million in the same period of 2017. As part of the implementation of the Financial Accounting Standards Board’s update, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost

IMPERIAL OIL LIMITED

and Net Periodic Postretirement Benefit Cost, beginning January 1, 2018, Corporate and other includes all non-service pension and postretirement benefit expenses. Prior to 2018, the majority of these costs were allocated to the operating segments.

Cash flow generated from operating activities was $1,207 million in the third quarter, up from $837 million from the corresponding period in 2017, reflecting higher earnings.

Investing activities used net cash of $352 million in the third quarter, compared with $234 million used in the same period of 2017, reflecting higher additions to property, plant and equipment.

Cash used in financing activities was $580 million in the third quarter, compared with $393 million used in the third quarter of 2017. Dividends paid in the third quarter of 2018 were $155 million. The per share dividend paid in the third quarter was $0.19, up from $0.16 in the same period of 2017. During the third quarter, the company, under its share purchase program, purchased about 10 million shares for approximately $418 million, including shares purchased from Exxon Mobil Corporation.

The company’s cash balance was $1,148 million at September 30, 2018, versus $833 million at the end of third quarter 2017.

The company currently anticipates exercising its share purchases uniformly over the duration of the program. Purchase plans may be modified at any time without prior notice.

IMPERIAL OIL LIMITED

Nine months highlights

•	Net income of $1,461 million, up from net income of $627 million in the prior year.

•	Net income per share on a diluted basis was $1.79, up from net income per share of $0.74 in 2017.

•	Cash flow generated from operating activities was $3,051 million, up from $1,683 million in 2017.

•	Gross oil-equivalent production averaged 367,000 barrels per day, unchanged from the same period in 2017.

•	Refinery throughput averaged 386,000 barrels per day, up from 381,000 barrels per day in 2017.

•	Petroleum product sales were 503,000 barrels per day, up from 492,000 barrels per day in the prior year.

•	Returned about $2 billion to shareholders through share purchases and dividends.

•	Per share dividends declared during the first nine months totalled $0.54, up $0.07 per share from 2017.

Nine months 2018 vs. nine months 2017

Net income in the first nine months of 2018 was $1,461 million, or $1.79 per share on a diluted basis, an increase of $834 million compared to a net income of $627 million or $0.74 per share in the first nine months of 2017.

Upstream net income was $172 million in the first nine months of 2018, an increase of $397 million compared to a net loss of $225 million from the same period of 2017. Improved results reflect the impact of higher Canadian crude oil realizations of about $670 million and higher Kearl volumes of about $120 million, partially offset by the impact of lower Cold Lake and Syncrude volumes of about $170 million, higher operating costs of about $120 million and higher royalties of about $60 million.

West Texas Intermediate averaged US$66.77 per barrel in the first nine months of 2018, up from US$49.40 per barrel in the same period of 2017. Western Canada Select averaged US$44.98 per barrel and US$37.57 per barrel respectively for the same periods. The WTI / WCS differential widened to approximately US$22 per barrel in the first nine months of 2018, from around US$12 per barrel in the same period of 2017.

The Canadian dollar averaged US$0.78 in the first nine months of 2018, an increase of about US$0.01 from the same period of 2017.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes increased generally in line with the North American benchmarks, adjusted for changes in the exchange rate and transportation costs. Bitumen realizations averaged $45.04 per barrel for the first nine months of 2018, an increase of $7.22 per barrel versus 2017. Synthetic crude realizations averaged $83.66 per barrel, an increase of $19.29 per barrel from the same period of 2017.

Gross production of Cold Lake bitumen averaged 145,000 barrels per day in the first nine months of 2018, compared to 161,000 barrels per day from the same period of 2017. Lower volumes were primarily due to planned maintenance and production timing associated with steam management.

Gross production of Kearl bitumen averaged 202,000 barrels per day in the first nine months of 2018 (144,000 barrels Imperial’s share) up from 179,000 barrels per day (127,000 barrels Imperial’s share) from the same period of 2017. Increased 2018 production reflects improved operational reliability associated with ore preparation, enhanced piping durability and feed management.

During the first nine months of 2018, the company’s share of gross production from Syncrude averaged 53,000 barrels per day, compared to 56,000 barrels per day from the same period of 2017. Syncrude year-to-date production was impacted by a site-wide power disruption that occurred on June 20 resulting in a complete shutdown of all processing units. Production was progressively restored throughout the third quarter 2018 and all cokers were back on-line by mid-September. Production in 2017 was impacted by repairs associated with the Syncrude Mildred Lake upgrader fire.

IMPERIAL OIL LIMITED

Downstream net income was $1,224 million, an increase of $474 million versus the prior year. Higher earnings primarily reflect stronger margins of about $910 million, partially offset by the impact of increased planned turnaround activity and reliability events of about $190 million, the absence of the $151 million gain on the sale of a surplus property in 2017, and a non-cash impairment charge of $33 million associated with the Government of Ontario’s revocation of its carbon emission cap and trade regulation.

Refinery throughput averaged 386,000 barrels per day in the first nine months of 2018, up from 381,000 barrels per day from the same period of 2017. Capacity utilization increased to 91 percent from 90 percent in the same period of 2017.

Petroleum product sales were 503,000 barrels per day in the first nine months of 2018, up from 492,000 barrels per day from the same period of 2017. Sales growth continues to be driven by optimization across the full downstream value chain, and the expansion of Imperial’s logistics capabilities.

Chemical net income was $220 million, an increase of $59 million versus the prior year, reflecting higher margins and volumes.

Corporate and other expenses were $155 million for the first nine months of 2018, compared to $59 million in the same period of 2017. Beginning January 1, 2018, Corporate and other includes all non-service pension and postretirement benefit expenses. Prior to 2018, the majority of these costs were allocated to the operating segments.

Cash flow generated from operating activities was $3,051 million in the first nine months of 2018, up from $1,683 million from the same period of 2017, primarily reflecting higher earnings.

Investing activities used net cash of $1,096 million in the first nine months of 2018, compared with $454 million used in the same period of 2017, reflecting higher additions to property, plant and equipment, and lower proceeds from asset sales.

Cash used in financing activities was $2,002 million in the first nine months of 2018, compared with $787 million used in the same period of 2017. Dividends paid in the first nine months of 2018 were $421 million. The per share dividend paid in the first nine months of 2018 was $0.51, up from $0.46 from the same period of 2017. During the first nine months of 2018, the company, under its share purchase program, purchased about 38.5 million shares for approximately $1,561 million, including shares purchased from Exxon Mobil Corporation.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future financial and operating results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates; production life and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products and resulting price and margin impacts; limitations on transportation for accessing markets; political or regulatory events, including changes in law or government policy; applicable royalty rates and tax laws; the receipt, in a timely manner, of regulatory and third-party approvals; third-party opposition to operations and projects; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas restrictions; currency exchange rates; availability and allocation of capital; performance of third-party service providers; unanticipated operational disruptions; management effectiveness; commercial negotiations; project management and schedules; response to unexpected technological developments; operational hazards and risks; disaster response preparedness; the ability to develop or acquire additional reserves; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this report all dollar amounts are expressed in Canadian dollars unless otherwise stated. This report should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this report can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Third Quarter		Nine Months
millions of Canadian dollars, unless noted	2018	2017	2018	2017

Net Income (loss) (U.S. GAAP)

Total revenues and other income	9,732	7,158	27,209	21,347

Total expenses	8,706	6,662	25,222	20,556

Income (loss) before income taxes	1,026	496	1,987	791

Income taxes	277	125	526	164

Net income (loss)	749	371	1,461	627

Net income (loss) per common share (dollars)	0.94	0.44	1.79	0.74

Net income (loss) per common share - assuming dilution (dollars)	0.94	0.44	1.79	0.74

Other Financial Data

Gain (loss) on asset sales, after-tax	6	5	21	191

Total assets at September 30			41,819	41,370

Total debt at September 30			5,188	5,215

Interest coverage ratio - earnings basis (times covered) (a)			14.9	25.7

Other long-term obligations at September 30			3,334	3,698

Shareholders’ equity at September 30			23,979	25,021

Capital employed at September 30			29,186	30,261

Return on average capital employed (percent) (b)			4.8	7.0

Dividends declared on common stock

Total	151	134	438	397

Per common share (dollars)	0.19	0.16	0.54	0.47

Millions of common shares outstanding

At September 30			792.7	837.6

Average - assuming dilution	800.5	844.9	816.9	848.4

(a)	Interest coverage ratio is the rolling average net income before interest and taxes, divided by the average rolling four quarters’ interest expense.
(b)	Return on capital employed is the rolling average net income excluding after-tax cost of financing, divided by the average rolling four quarters’ capital employed.

IMPERIAL OIL LIMITED

Attachment II

	Third Quarter		Nine Months
millions of Canadian dollars	2018	2017	2018	2017

Total cash and cash equivalents at period end	1,148	833	1,148	833

Net income (loss)	749	371	1,461	627

Adjustments for non-cash items:

Depreciation and depletion	364	391	1,099	1,135

Impairment of intangible assets	46	-	46	-

(Gain) loss on asset sales	(10)	(6)	(29)	(219)

Deferred income taxes and other	276	131	485	294

Changes in operating assets and liabilities	(218)	(50)	(11)	(154)
Cash flows from (used in) operating activities	1,207	837	3,051	1,683

Cash flows from (used in) investing activities	(352)	(234)	(1,096)	(454)
Proceeds associated with asset sales	13	8	34	230

Cash flows from (used in) financing activities	(580)	(393)	(2,002)	(787)

IMPERIAL OIL LIMITED

Attachment III

	Third Quarter		Nine Months
millions of Canadian dollars	2018	2017	2018	2017

Net income (loss) (U.S. GAAP)
Upstream	222	62	172	(225)
Downstream	502	292	1,224	750
Chemical	69	52	220	161
Corporate and other	(44)	(35)	(155)	(59)
Net income (loss)	749	371	1,461	627

Revenues and other income
Upstream	3,262	2,262	8,880	6,677
Downstream	7,330	5,460	20,542	16,127
Chemical	408	324	1,187	1,014
Eliminations / Corporate and other	(1,268)	(888)	(3,400)	(2,471)
Revenues and other income	9,732	7,158	27,209	21,347

Purchases of crude oil and products
Upstream	1,566	947	4,513	3,089
Downstream	5,567	4,014	15,664	12,037
Chemical	239	179	657	573
Eliminations	(1,273)	(889)	(3,418)	(2,473)
Purchases of crude oil and products	6,099	4,251	17,416	13,226

Production and manufacturing expenses
Upstream	1,073	893	3,191	2,917
Downstream	356	394	1,212	1,169
Chemical	51	51	154	152
Eliminations	-	-	-	-
Production and manufacturing expenses	1,480	1,338	4,557	4,238

Capital and exploration expenditures
Upstream	257	92	646	286
Downstream	105	55	250	128
Chemical	8	5	19	12
Corporate and other	6	7	19	29
Capital and exploration expenditures	376	159	934	455

Exploration expenses charged to income included above	4	7	13	29

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Third Quarter		Nine Months
	2018	2017	2018	2017

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)
Cold Lake	150	163	145	161
Kearl	173	129	144	127
Syncrude	45	74	53	56
Conventional	3	3	3	2
Total crude oil production	371	369	345	346
NGLs available for sale	1	1	1	1
Total crude oil and NGL production	372	370	346	347

Gross natural gas production (millions of cubic feet per day)	127	121	124	118

Gross oil-equivalent production (a)	393	390	367	367
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	119	134	117	131
Kearl	163	127	137	124
Syncrude	45	68	51	52
Conventional	3	3	2	2
Total crude oil production	330	332	307	309
NGLs available for sale	2	1	2	1
Total crude oil and NGL production	332	333	309	310

Net natural gas production (millions of cubic feet per day)	127	118	122	110

Net oil-equivalent production (a)	353	353	329	329
(thousands of oil-equivalent barrels per day)

Cold Lake blend sales (thousands of barrels per day)	194	212	198	214
Kearl blend sales (thousands of barrels per day)	234	158	200	163
NGL sales (thousands of barrels per day)	5	5	5	6

Average realizations (Canadian dollars)
Bitumen (per barrel)	50.42	39.02	45.04	37.82
Synthetic oil (per barrel)	89.70	61.14	83.66	64.37
Conventional crude oil (per barrel)	74.02	49.03	70.69	51.21
NGL (per barrel)	36.92	28.40	38.93	28.50
Natural gas (per thousand cubic feet)	2.19	1.77	2.37	2.68

Refinery throughput (thousands of barrels per day)	388	385	386	381
Refinery capacity utilization (percent)	92	91	91	90

Petroleum product sales (thousands of barrels per day)
Gasolines	264	269	254	258
Heating, diesel and jet fuels	179	168	182	177
Heavy fuel oils	29	19	25	19
Lube oils and other products	44	44	42	38
Net petroleum products sales	516	500	503	492

Petrochemical sales (thousands of tonnes)	208	196	626	590

(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

		Attachment V

	Net income (loss) (U.S. GAAP) millions of Canadian dollars	Net income (loss) per common share - diluted dollars
2014
First Quarter	946	1.11
Second Quarter	1,232	1.45
Third Quarter	936	1.10
Fourth Quarter	671	0.79
Year	3,785	4.45

2015
First Quarter	421	0.50
Second Quarter	120	0.14
Third Quarter	479	0.56
Fourth Quarter	102	0.12
Year	1,122	1.32

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18
Fourth Quarter	1,444	1.70
Year	2,165	2.55

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Third Quarter	371	0.44
Fourth Quarter	(137)	(0.16)
Year	490	0.58

2018
First Quarter	516	0.62
Second Quarter	196	0.24
Third Quarter	749	0.94
Year	1,461	1.79